FOR IMMEDIATE RELEASE

BioScrip Announces Pricing of 8.875% Senior Notes due 2021

Elmsford, NY – February 6, 2014 – BioScrip®, Inc. (NASDAQ: BIOS) (“BioScrip”) today announced that it has priced its private placement of $200.0 million aggregate principal amount of 8.875% senior unsecured notes due 2021. The offering is expected to close on February 11, 2014, subject to the satisfaction of customary closing conditions.

BioScrip intends to use the net proceeds of the offering to pay a portion of the amounts outstanding on its $75 million senior secured first-lien revolving credit facility, its $150 million senior secured first-lien delayed draw term loan B and its $250 million senior secured first-lien term loan B.

The notes and related guarantees are being offered in a private placement, solely to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or outside the United States to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The notes and related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This notice does not constitute an offer to sell the notes, nor a solicitation for an offer to purchase the notes, in any jurisdiction in which such offer or solicitation would be unlawful. Any offer of the notes will be made only by means of a private offering memorandum. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About BioScrip, Inc.

BioScrip, Inc. provides comprehensive infusion and home care solutions. By partnering with patients, physicians, healthcare payors, government agencies and pharmaceutical manufacturers, we are able to provide access to infusible medications and management solutions. Our goal is to optimize outcomes for chronic and other complex healthcare conditions and enhance the quality of patient life. BioScrip brings clinical competence in providing high-touch, comprehensive infusion and nursing services to patients in the most convenient ways possible. Through our customer services and treatments we aim to ensure the best possible therapy outcome.

Contact:

Hai Tran

BioScrip, Inc.

952-979-3768